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                                                                      EXHIBIT 12

                          BAY VIEW CAPITAL CORPORATION
            COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES

                                                               For the Year    For the Three    For the Nine
                                                                  Ended        Months Ended    Months Ended
                                                               December 31,     December 31,    September 30,
                                                               -------------   -------------   --------------
                                                                   2004            2003             2003
                                                               -------------   -------------   --------------
                                                               Going Concern   Going Concern    Liquidation
                                                                   Basis           Basis           Basis
                                                               -------------   -------------   --------------
                                                                         (Dollars in thousands)
Earnings:
   Loss before income tax benefit                                  (6,438)          (857)         (10,590)
   Add:
   Interest on advances and other borrowings                        1,044          3,612            7,708
   Interest component of rental expense                               236             74              160
                                                                  -------          -----           ------
   Earnings (loss) before fixed charges excluding
     interest on customer deposits                                 (5,158)         2,829           (2,722)
   Interest on customer deposits                                        -              -              703
                                                                  -------          -----           ------
   Earnings before fixed charges                                   (5,158)         2,829           (2,019)
                                                                  =======          =====           ======

Fixed Charges:
   Interest on advances and other borrowings                        1,044          3,612            7,708
   Interest component of rental expense                               236             74              160
                                                                  -------          -----           ------
   Fixed charges excluding interest on
     customer deposits                                              1,280          3,686            7,868
   Interest on customer deposits                                        -              -              703
                                                                  -------          -----           ------
   Total fixed charges                                              1,280          3,686            8,571
                                                                  =======          =====           ======

Ratio of earnings (loss) to fixed charges including interest
  on customer deposits                                              (4.03)          0.77            (0.24)

Ratio of earnings (loss) to fixed charges excluding interest
  on customer deposits                                              (4.03)          0.77            (0.35)
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